Exhibit 99.1

Contacts:
Daniel Petro, CFA
Director of Corporate Development & IR Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard-Lascar Associates / (713) 529-6600

PIONEER ENERGY SERVICES ANNOUNCES THE REDEMPTION
OF ITS REMAINING 9⅞% SENIOR NOTES DUE 2018

SAN ANTONIO, TX - September 23, 2014 - Pioneer Energy Services Corp. (“Pioneer”) (NYSE: PES) announced today the redemption of the remaining $125,000,000 in aggregate principal amount of its 9⅞% Senior Notes due 2018 (CUSIP No. 723655AB2) (the “Notes”). The Notes were issued pursuant to an Indenture, dated as of March 11, 2010 (as supplemented and in effect, the “Indenture”), among the Company, as issuer, the subsidiaries of the Company listed as guarantors thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
The Company will redeem the Notes on October 23, 2014 (the “Redemption Date”) at a redemption price equal to 104.938% of the principal amount thereof, plus accrued and unpaid interest on the Notes redeemed through, but not including, the Redemption Date.
The notice of redemption containing the information required by the terms of the Indenture was sent today by the Trustee to registered holders of the Notes. The Trustee will be the paying agent for the Notes to be redeemed. For more information, holders of the Notes may contact the Trustee, in its capacity as paying agent for the redemption, by telephone at 1-800-344-5128 or by facsimile at 612-667-6282.
This press release does not constitute an offer to sell or solicitation of an offer to buy the Notes or any security.

About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.

Forward-Looking Statements
Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Pioneer’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pioneer’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Pioneer does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.